Exhibit 99.(4)(x)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

PERFORMANCE LOCK RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Rider Effective Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider modifies the Contract as follows:

This Rider provides an option to lock in the Strategy Contract Value for any Indexed Strategy listed in the Rider Data section.

RIDER DATA

Rider Effective Date: [MM/DD/YYYY]

Indexed Strategy:
[S&P 500® One-Year Point-To-Point Cap With [10%] Buffer Indexed Strategy]
[Nasdaq-100 ® One-Year Point-To-Point Cap With [10%] Buffer Indexed Strategy]
[Fidelity Dividend Strength One-Year Point-To-Point Cap With [10%] Buffer Indexed Strategy]
[Franklin US Equity One-Year Point-To-Point Cap With [10%] Buffer Indexed Strategy]
[UBS Climate Aware Equity One-Year Point-To-Point Cap With [10%] Buffer Indexed Strategy]
[S&P 500® One-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[Nasdaq-100 ® One-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[S&P 500® Six-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[Fidelity Dividend Strength Six-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[Franklin US Equity Six-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[UBS Climate Aware Equity Six-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[S&P 500® One-Year Point-To-Point Cap With [0%] Floor Indexed Strategy]
[S&P 500® One-Year Point-To-Point Cap With Aggregate Floor Indexed Strategy]
[S&P 500® One-Year Point-To-Point Participation Rate With [10%] Buffer Indexed Strategy]
[Nasdaq-100 ® One-Year Point-To-Point Participation Rate With [10%] Buffer Indexed Strategy]
[Fidelity Dividend Strength One-Year Point-To-Point Participation Rate With [10%] Buffer Indexed Strategy]
[Franklin US Equity One-Year Point-To-Point Participation Rate With [10%] Buffer Indexed Strategy]
[UBS Climate Aware Equity One-Year Point-To-Point Participation Rate With [10%] Buffer Indexed Strategy]
[S&P 500® Six-Year Point-To-Point Cap With [20%] Buffer Indexed Strategy]
[Fidelity Dividend Strength Six-Year Point-To-Point Participation Rate With [20%] Buffer Indexed Strategy]
[Franklin US Equity Six-Year Point-To-Point Participation Rate With [20%] Buffer Indexed Strategy]
[UBS Climate Aware Equity Six-Year Point-To-Point Participation Rate With [20%] Buffer Indexed Strategy]
[S&P 500® Six-Year Point-To-Point Tiered Participation Rate With [5%] Buffer Indexed Strategy]
[S&P 500® Six-Year Point-To-Point Tiered Participation Rate With [10%] Buffer Indexed Strategy]

DEFINITIONS

Performance Lock Date – The Valuation Day on which We process Your request to exercise the Performance Lock.

BENEFIT

Performance Lock allows You to lock in the Strategy Contract Value at the Strategy Interim Value for any or all Indexed Strategies shown in the Rider Data section with current allocations. Performance Lock may be exercised for any, all or none of the Indexed Strategies for which there are current allocations, and Performance Lock may be exercised at different times for each Indexed Strategy during their respective Strategy Terms.

Performance Lock may only be exercised for the entire Strategy Contract Value. You may lock in the Strategy Contract Value for each Indexed Strategy once per Strategy Term.

Once You exercise Performance Lock for a given Indexed Strategy, it is irrevocable for that Strategy Term. At the end of the Strategy Term, the Performance Lock will be reset. You may choose to exercise Performance Lock again for the new Strategy Term.

For Performance Lock to be exercised, We must receive Your request in Good Order. If Your request is received on a non-Valuation Day or after close of a Valuation Day, the request will be deemed to be received on the next Valuation Day. Any Performance Lock requests must be received by Us in Good Order by the fourth Valuation Day prior to the end of a Strategy Term to be effective for the Strategy Term.

On the Performance Lock Date, Your Strategy Contract Value will be “locked-in” at the Strategy Interim Value calculated at the end of the second Valuation Day following the Valuation Day on which We receive Your request to exercise this feature.

If You take a Withdrawal and/or a Rider Charge and/or an Advisory Fee Withdrawal, if applicable, has been assessed from an Indexed Strategy after You exercised the Performance Lock feature, Your Strategy Contract Value will be reduced by the amount withdrawn and/or the Rider Charge and/or an Advisory Fee Withdrawal, if applicable, assessed, including any applicable Withdrawal Charges, MVA and Premium Taxes payable by Us and not previously deducted.

CHANGES TO YOUR CONTRACT

On the Performance Lock Date, the following changes will be made to each Indexed Strategy upon which Performance Lock has been exercised.

For Indexed Strategies with Strategy Terms equal to one year:

On the Performance Lock Date, the Strategy Contact Value equals the Strategy Interim Value. The Strategy Contract Value will remain in the Indexed Strategy.

On any day thereafter until the end of the Strategy Term, the Strategy Contract Value is the result of A minus B minus C minus D plus E, where:

A is the Strategy Contract Value on the previous day;

B is Withdrawal Amounts, and Advisory Fee Withdrawals if applicable, attributable to the Strategy Contract Value since the previous day;

C is Rider Charges attributable to the Strategy Contract Value since the previous day;

D is any applicable taxes attributable to the Strategy Contract Value since the previous day;

E is interest credited to the Strategy Contract Value since the previous day. Interest is credited at a rate equal to the current Annual Interest Rate of the One-Year Fixed Strategy under Your Contract

On the Contract Anniversary at the end of the Strategy Term, Performance Lock is reset. No Index Credit is calculated for the Indexed Strategy at the end of the Strategy Term.

On the Performance Lock Date, the Indexed MNA equals the Indexed MNA Interim Value.

On any day thereafter until the end of the Strategy Term, the Indexed MNA is the result of A minus B plus C, where:

A is the Indexed MNA on the previous day;

B is Withdrawal Proceeds, and Advisory Fee Withdrawals if applicable, attributable to the Indexed MNA since the previous day;

C is interest credited to the Indexed MNA since the previous day. Interest is credited at a rate equal to the current Annual Interest Rate of the One-Year Fixed Strategy under Your Contract.

For Indexed Strategies with six year Strategy Terms, the Strategy Contract Value will be transferred on the Performance Lock Date to the One-Year Fixed Strategy. The Indexed MNA will be transferred to the Fixed MNA on the Performance Lock Date.

RIDER TERMINATION

This Rider will terminate on the date on which the earliest of the following events occurs:

1.	The Termination of Your Contract for any reason, including the full surrender of Your Contract or the payment of a Death Benefit;
2.	The commencement of payments under an Annuity Option.

RIDER CHARGES

There are no Rider Charges assessed for this Rider.

Signed for Forethought Life Insurance Company

[Secretary]	[President]

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